SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2003

Commission File No. 001-12392

NDCHealth Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	58-0977458
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

NDC Plaza, Atlanta, Georgia	30329-2010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 728-2000

None

(Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated October 1, 2003.

Item 9. Regulation FD Disclosure

Management’s Discussion of Business Position and Strategy

Business Strategy

Healthcare represents the largest segment of the United States economy and its percentage is expected to continue to grow as the country’s population ages. We believe NDCHealth plays an increasingly important role in providing automation, transaction processing and information solutions to improve the efficiency and effectiveness of healthcare. We estimate that we process approximately 45% of the electronic healthcare claims in the U.S. through our Network Services and Systems segment.

Our Information Management segment provides data solutions that can help pharmaceutical manufacturers better align and appropriately compensate their sales forces, analyze their markets, more effectively develop and position their product offerings, and ultimately better understand and enhance the efficacy of drug treatment. We estimate our Information Management segment has attained approximately a 30% market share in the United States based on the number of pharmaceutical sales representatives compensated utilizing our products. In addition, we are increasingly utilizing this segment’s information assets to provide solutions to other sectors of the healthcare market.

In our 2003 Annual Report, we outlined an eight quarter plan that provides a detailed summary of key business strategies and goals for fiscal years 2004 and 2005.

The goals of this eight quarter plan are:

•	To generate more than $100 million in free cash flow, defined as Net cash provided by operating activities less capital expenditures and dividends paid over the eight quarter period, which we expect to utilize to significantly reduce our levels of senior debt and interest expense, and lower our debt to capital ratio toward a target of 35%;

•	To achieve sustainable low double digit to mid-teens revenue growth rates in both business segments as we exit fiscal 2005; and

•	To expand operating margins by at least 100 basis points from the fourth quarter of fiscal 2003 to the fourth quarter of fiscal 2005; however, there will be a margin decline in fiscal 2004.

The three key elements to our strategy to achieve this plan are: to increase revenue per claim by providing advanced edit processing and other value adding solutions; to grow claims volume as healthcare grows and through gains in market share; and, in our Information Management segment, to take full advantage of our extensive claims processing resources and to position the business for the anticipated rebound in the pharmaceutical manufacturing industry. Therefore, our current execution priorities are: to grow revenue through the sales of integrated and value-adding information solutions; to control operational and administrative costs to realize margin improvement; and generate significant cash to reduce debt.

First Quarter Operating Summary

In our first quarter ended August 29, 2003, we made solid progress toward attaining the key goals outlined in our eight quarter plan:

•	Revenue grew 8.8% to $108.9 million from $100.1 million in the same quarter last year. This revenue growth resulted from our achieving the metrics in our strategy. Revenue per claim grew in pharmacy. Claims volume increased as we grew market share. In our hospital unit, we had record new sales at a higher revenue per claim rate. In our Information Management segment our German operation had solid growth and we were successful in selling new analytic solutions domestically;

•	As expected, revenue growth in our first quarter was impacted by several factors, including:

•	normal seasonality in both our segments;

•	our emphasis on solution selling in our Network Services and Systems segment resulted in some delay of revenue recognition until later quarters; however, we expect our recurring revenue to increase as a percentage of total revenue;

•	in the physician business, our Lytec product upgrade, which was released the in first quarter last year, is scheduled for the second quarter of this year in order to increase units sold; and

•	lower growth in our research and consulting business due to continued pressure on discretionary spending by pharmaceutical manufacturers;

•	We believe the impact of these factors will be reduced in future quarters and our strategy will result in accelerated revenue growth;

•	As previously disclosed, the first quarter included an incremental step-up in several expense items and, as a result, first quarter fiscal 2004 results reflect a year-over-year increase in our expense base impacting operating income, other income (expense), and net income;

•	Operating income was $19.7 million, versus $20.5 million in the first quarter of fiscal 2003. These results were impacted by:

•	a restructuring charge of $1.5 million as a result of the completion of the TechRx acquisition and other efforts to control costs;

•	Sales, general and administrative expense was higher than a year ago due in part to increased sales expenses on higher revenue, increased marketing expenses from new products which are expected to be profitable later in this fiscal year, and increased corporate costs of $0.5 million; and

•	Depreciation and amortization expense increased $1.7 million to $9.3 million from the first quarter a year ago due to increased amortization related to the second step of the TechRx acquisition completed in May 2003 and the rollout of new products;

•	Income before income taxes and equity in losses of affiliated companies declined to $12.3 million from $17.9 million, due to the decline in Operating income and the increase in Other income and (expense) of $4.8 million, of which $4.5 million was increased interest expense related to our refinancing completed in November 2002;

•	Our assumed tax rate increased to 37.5% in the first quarter of fiscal 2004 from 36% in the first quarter of fiscal 2003 as a result of the consolidation of TechRx for tax purposes, and other factors;

•	The above factors, which were anticipated in our guidance, impacted Net income, which declined to $7.4 million or $0.21 per diluted share, from $11.2 million or $0.32 per diluted share in the first quarter of fiscal 2003;

•	Net cash provided by operating activities was $19.6 million, more than triple the $6.0 million in the same three-month period a year ago;

•	Free cash flow, as defined above, improved significantly to $4.3 million from a deficit of $(8.3) million in the same period of fiscal 2003; and

•	As of August 29, 2003, we were in compliance with all of our debt covenants, and we expect to remain in compliance with all debt covenants throughout fiscal 2004.

Network Services and Systems

First quarter revenue in our Network Services and Systems segment increased to $69.4 million from $64.0 million in the first quarter of fiscal 2003. This growth was due in part to a more than 30% increase in total network transaction volume driven primarily by pharmacy, which includes claims and value-added edits, as compared to the previous year’s first quarter. Revenue from our pharmacy business unit grew at a low double digit percentage rate, while both our physician and hospital business units showed single-digit revenue growth.

Network segment Operating income was $15.3 million as compared to $15.2 million last year, reflecting increased revenue, partially offset by the previously mentioned additional amortization resulting from the second step of the TechRx acquisition, expenses related to the roll-out of our new ePREMIS, e-prescribing and T-Rex One products, and increased corporate costs.

One of our strategies is to increase the percentage of recurring revenue in the Network segment by selling solutions and by shifting more of our systems pricing models to be transaction based. We recognize that this creates pressure on revenue growth in the short term as we transition to the new model, but it builds a reliable recurring revenue stream. In our first quarter, we experienced both a sequential and year-over -year increase in the percentage of recurring revenue.

We are pleased with the progress of our pharmacy solutions in our first quarter. Our pharmacy claims volume increased at a faster rate than the overall market grew due to gains in market share and a continuing market shift to adjudicated claims from cash transactions. In addition, we continued to sell value adding solutions that assist our customers in increasing their cash flow and profitability. More importantly, our pharmacy revenue per claim continued to increase as we expected.

TechRx has given our pharmacy business great strategic advantages, and early market acceptance of the T-Rex integrated solution platform by current and prospective pharmacy customers continues to be positive. TechRx revenue increasingly includes services related to our providing complete end to end pharmacy solutions. In the first quarter of fiscal 2004, we estimate that core TechRx systems revenue grew at a low-teens percentage rate compared to the first quarter of fiscal 2003. On a contribution basis, TechRx was profitable in the first quarter.

In our hospital unit, ePREMIS product sales were strong during the first quarter as we began to sell to and convert our existing base of over 1,500 hospital customers and add new customers. We sold over 250 units, as compared to 100 all of last fiscal year. We are still in the early stages of the product introduction and installation process of our ePREMIS revenue cycle management solution. Our revenue per claim on new units sold during our first quarter was higher than our current revenue per claim within our legacy hospital customer base and is higher than in our pharmacy unit.

Our physician unit experienced slower growth in the first quarter compared to last year. In the past, we have released our periodic product upgrade for our Lytec product in the first quarter. This year, the Lytec product upgrade has been scheduled, and is on track, for release in the second quarter in order to avoid selling into the generally seasonally low summer months. The release of our Medisoft upgrade continues to be scheduled for our fiscal third quarter.

Information Management

First quarter revenue in our Information Management segment grew to $39.5 million from $36.1 million in the first quarter of fiscal 2003. Our first quarter revenue growth in this segment was the result of growth in Germany and our ability to sell information products to domestic pharmaceutical manufacturer customers. This strength was partially offset by lower research and consulting revenue as our pharmaceutical customers continued to limit their discretionary spending.

Information Management segment Operating income increased to $5.9 million from $5.3 million, reflecting increased revenue, partially offset by the expenses related to new product introductions, such as our medical repository, and European expansion, and higher corporate costs.

During the quarter, we continued to actively pursue Information Management strategies that leverage data from our physician, pharmacy and hospital markets to capture claim and related transaction information, and combine it with data we purchase to create information solutions with unique business insights for pharmaceutical manufacturers. During the quarter, these recently introduced Insight and Impact solutions generated significant interest among our customers and increased sales opportunities for NDCHealth.

Outlook

Based on our progress during the first quarter of our eight quarter plan, we continue to believe the execution of our strategy will increase our revenue, net income and net cash from operating activities as we move through the next several quarters.

In our Network segment, we expect to continue to grow revenue per claim and increase our claims volume. Industry wide, there is inherent growth in prescription volume and a continuing market shift to adjudicated claims from cash transactions. Both of these trends should increase our claims volume as we also continue to grow market share.

We expect to recognize a portion of the pharmacy revenue that was delayed from the fourth quarter of last fiscal year and the first quarter of this fiscal year, and we believe we have a solid pipeline for pharmacy sales, each of which should help to enhance our sequential growth.

With our new pharmacy solutions improving our customers’ cash flow and profitability, we expect our pharmacy revenue per claim will continue to increase as we sell and install these solutions to existing customers and add new customers. Our total pharmacy transaction volume is also expected to continue to rise, indicating further penetration of our value-adding solutions into our claims base and continued market share gains. The combination of these factors, plus the recognition of revenue that was deferred, lead us to expect accelerated revenue growth in the pharmacy business through the remainder of fiscal 2004.

In our pharmacy systems business, TechRx results in our first quarter, combined with its sales and installation pipeline, lead us to continue to expect core TechRx systems revenue to be in the range of $40 to $42 million in fiscal 2004. Installations of T-Rex One, our integrated solution platform for independent and regional pharmacies, are increasing and should result in rising recurring revenue. Sales of T-Rex One have been progressing well and we believe we have a strong pipeline for the remainder of fiscal 2004. We originally planned to install 700 units this fiscal year and we believe we are on track to meet that goal.

We also feel confident about the market acceptance of our new T-Rex Enterprise platform for national chain drug stores. We have active negotiations underway with a number of large institutions. We are on schedule with the development and product delivery timeline we established, and continue to expect our customers to begin implementation of the T-Rex Enterprise system in early fiscal 2005. In addition, we are pursuing several significant opportunities for our T-Rex products.

In our Hospital unit, we expect to continue to make market share gains and increase revenue per claim as ePREMIS continues to accelerate its penetration in the market. Approximately 50% of our ePREMIS sales so far this year have been to new name customers, indicating increasing market share. Sales of ePREMIS conversions into our existing customer base have been strong. Our installation pipeline for the second quarter is full and is beginning to fill out for the third quarter. As we install these ePREMIS sales, we would expect to see transaction growth, which could also be positively impacted by regulations adopted under the Health Insurance Portability and Accountability Act of 1996.

The large majority of our new ePREMIS sales are at per transaction rates that are 20 to 25% higher per claim than the pricing under our current PREMIS contracts, which should increase revenue per claim as ePREMIS installations grow.

As we continue to grow hospital sales and install these new sales, we expect hospital to achieve low double digit or mid-teens growth. Revenue per hospital claim is significantly higher than revenue per claim in the pharmacy unit. As the growth in our hospital unit accelerates, we expect it will have a positive impact on Network revenue.

In our Physician business unit, we experienced somewhat lower revenue than in the first quarter a year ago. We are anticipating an improved revenue growth rate as we introduce product upgrades of Lytec in the second fiscal quarter and Medisoft in the third fiscal quarter, as well as an increase in our physician claims processing revenue over the remainder of the eight quarter plan.

In our Information Management segment, our fiscal first quarter has traditionally been a slow quarter in terms of revenue growth. We are pleased with our performance in Germany, the market acceptance of our new domestic solutions, and the current status of our high quality sales pipeline for the next few quarters. In research and consulting, we have new management in place and have reorganized the sales force. These actions are beginning to show results as the pipeline is stronger than in prior quarters and we would expect performance to improve over the first quarter. Further, we continue to be focused on generating revenue growth, controlling costs and eliminating losses currently being incurred in our new medical repository product and joint venture in the United Kingdom. Except for the normal seasonal growth pattern, we are maintaining a cautious outlook for this segment for the remainder of our fiscal 2004.

As stated in our eight-quarter plan, we expect revenue in our Information Management segment to reach sustainable low double digit to mid-teen percentage growth by the end of the fourth quarter of fiscal 2005. We believe that as new drugs are approved by the FDA and introduced into the market, our customers’ discretionary spending levels should increase, stimulating growth in this segment. We will also continue to generate additional revenue streams as we bring to market new solutions that leverage the claims processing resources of our network and move beyond the traditional sales and compensation product lines.

We believe we are on track to achieve the goals outlined in our eight quarter plan. Based on our first quarter performance, we have no changes to our previously issued financial guidance for fiscal 2004, as follows:

•	We estimate revenue will be approximately $475 to $490 million;

•	We expect diluted earnings per share to be in the range of $1.08 to $1.25, including restructuring charges;

•	As previously disclosed, we expect to incur restructuring charges totaling $0.05 to $0.07 per share in the first half of this fiscal year, which includes the $0.03 restructuring charge in the first fiscal quarter;

•	We expect to continue to be a strong generator of cash, with fiscal 2004 net cash provided by operating activities in the range of $105 to $115 million; and

•	We expect free cash flow, as defined above, to be in the range of $55 to $65 million.

For the second quarter of fiscal 2004, we would expect to see increased revenue growth due to the release of our updated Lytec product in our physician business during the quarter, increased installations of our hospital unit’s ePREMIS product from the committed pipeline, further deployment of T-Rex One, recognition of a portion of the revenue in our pharmacy business that was previously deferred, the expected sequential growth in our business due to script growth, increased third party claims as a percentage of total scripts, increasing revenue per claim and gains in market share in our Network segment and the expected pick-up in Information Management from the seasonally low first quarter.

Although there are risks in our business plan as outlined in our Annual Report on Form 10-K/A, there are also a number of favorable macroeconomic trends in healthcare, which may benefit NDCHealth. First and foremost, there continues to be a significant need to improve physician, pharmacy and hospital automation. We believe we are very well positioned with our existing systems to provide solutions to address many of the challenges currently being faced by healthcare providers.

Given the financial constraints and challenges facing many healthcare institutions and businesses, we believe there is a substantial need for our new, value-adding solutions. For example, our new ePREMIS solution helps enable hospitals to comply with HIPAA by providing electronic transaction processing capabilities for additional HIPAA transactions, while enhancing the hospital’s workflow efficiency and cash collections and increasing our revenue per claim.

Separately, major pharmacy chains have recently reported a rebound in same-store retail pharmacy sales. We believe continuation of this trend will benefit NDCHealth’s claims and total transaction volume. We believe that healthcare transactions will continue to grow due to a greater use of medical care and treatment by an aging population. In addition, new programs such as the discount card recently approved by both the Senate and the House of Representatives may provide Medicare beneficiaries with temporary assistance in purchasing prescription drugs in 2004 and 2005. We would expect any such program which increases non-cash prescription and generates new prescription growth may benefit NDCHealth through increased network transaction volumes.

Due to the growth in prescriptions in the managed care market, there may be additional opportunity to accelerate sales of new pharmacy systems in this market. It is likely that the pricing in this market will be based on the more traditional software revenue model. We are pursuing a number of significant pharmacy system opportunities in this market and, should we be successful, we could gain additional revenue over the balance of our eight quarter plan from long-term licensing, maintenance and support contracts.

While we expect these macro trends in healthcare to continue to present exciting, new opportunities to grow our business, some or all of these opportunities may not materialize.

Financial Review

We operate our business as two fundamental segments: Network Services and Systems, and Information Management. Network Services and Systems provides electronic connectivity to our NDCHealth Intelligent Network and system solutions throughout the healthcare industry. Information Management provides management information, research, and consulting services to pharmaceutical manufacturers and pharmacy chains. Other Operating income includes restructuring, impairment and other charges in fiscal 2004.

(In millions, except per share data)	First Quarter Ended,
	August 29, 2003	August 30, 2002	Change
Revenue:
Information Management	$39.5	$36.1	$3.4	9.4%
Network Services and Systems	69.4	64.0	5.4	8.4%

Total revenue	$108.9	$100.1	$8.8	8.8%

Operating income:
Information Management	$5.9	$5.3	$0.6	11.3%
Network Services and Systems	15.3	15.2	0.1	0.7%
Other	(1.5)	—	(1.5)	n/m

Total operating income	$19.7	$20.5	$(0.8)	(3.9)%

Net income	$7.4	$11.2	$(3.8)	(33.9)%

Diluted earnings per share	$0.21	$0.32	$(0.11)	(34.4)%

Revenue

Total revenue increased $8.8 million, or 8.8%, to $108.9 million in the first quarter of fiscal 2004 from $100.1 million in the first quarter of fiscal 2003. On a segment basis,

Information Management revenue grew $3.4 million, or 9.4%, to $39.5 million in the first quarter of fiscal 2004 from $36.1 million in the first quarter of fiscal 2003. Network Services and Systems revenue grew $5.4 million, or 8.4%, to $69.4 million in the first quarter of fiscal 2004 from $64.0 million in the first quarter of fiscal 2003. The increases in revenue, but relatively lower year-over-year growth, are due to the reasons discussed in “First Quarter Operating Summary.”

Operating Expenses

Our most significant expenses are compensation, data costs, depreciation and amortization, and communications expense. Together these expenses represented 63% of our operating expenses in the first quarter of fiscal 2004 compared to 65% in the first quarter of the prior year. Cost of service includes certain compensation, computer operations, data costs, consulting services, telecommunications, customer support, and application maintenance expenses. Sales, general and administrative expense includes certain compensation, sales, marketing, administration, and corporate overhead expenses.

Compensation Expense

As a service organization, compensation is our largest expense and we continue to monitor it closely. In general, we are not always able to pass our inflationary cost increases on to our customers. As our costs go up, we must find new ways to operate our business in order to reduce costs and improve productivity. This includes addressing under-performing projects, products and people.

As a percent of revenue, compensation expense, which includes incentive pay, commissions, and related fringe benefits, and is net of capitalized labor, has been decreasing. This decrease is due to increased productivity as a result of our training initiatives and cost control efforts as well as the scalability of our business model. We will continue to look for ways to improve efficiencies, including centralization, in our businesses.

(In millions)	First Quarter Ended,
	August 29, 2003	August 30, 2002
Compensation expense, net of capitalized labor	$27.5	$28.5
Revenue	$108.9	$100.1
Percent of revenue	25.3%	28.5%

Cost of Service

Cost of service, or COS, includes certain compensation, computer operations, data costs, consulting services, telecommunications, customer support, and application maintenance expenses. COS increased $3.4 million, or 6.6%, to $55.2 million in the first quarter of fiscal 2004 from $51.8 million in the first quarter of fiscal 2003 due primarily to increased revenue. As a percent of revenue, during the first quarters of fiscal 2004 and 2003, COS expense was 50.6% and 51.8%, respectively. We expect that COS, as a percentage of revenue, will be relatively consistent in the remainder of fiscal 2004.

Data Costs

We buy data from various sources to supplement our own data collection efforts. Data costs increased $3.1 million, or 26.3%, to $14.9 million in the first quarter of fiscal 2004 from $11.8 million in the first quarter of fiscal 2003 due to the purchase of additional data types for our new German informatics products, an increase in volume of other data purchased, and an increase in the costs of such data. As a percent of revenue, data costs increased from fiscal 2003 to fiscal 2004. We are actively pursuing programs to continue to contain data costs, including exploring new areas of opportunity where data is less costly.

(In millions)	First Quarter Ended,
	August 29, 2003	August 30, 2002
Data costs	$14.9	$11.8
Revenue	$108.9	$100.1
Percent of revenue	13.7%	11.8%

Communications Costs

Communications costs were flat as a percent of revenue at 3.9% in the first quarters of fiscal 2004 and fiscal 2003. We continue to look at new technologies that will allow us to provide superior service to our customers at reduced cost. However, because competition in the telecommunications industry has resulted in historically low communications costs, we do not expect significant future reductions in communications costs.

(In millions)	First Quarter Ended,
	August 29, 2003	August 30, 2002
Communication costs	$4.2	$3.9
Revenue	$108.9	$100.1
Percent of revenue	3.9%	3.9%

Software Costs

Software costs are related to the development of new products and maintenance and enhancement of existing products. We capitalize the cost of developing software held for sale to our customers as well as software used internally to provide services to our customers. Depreciation expenses associated with capitalized software are discussed below under Depreciation and Amortization.

Our current focus is developing new products such as T-Rex Enterprise, Next Generation Projection, ePrescribing, Weekly SNR, Canada PPE, Dynamic Claims Analyzer, Future Rx, Payment Optimizer, Fraud & Abuse, additional RX Safety Advisor modules, and products for the United Kingdom and German markets. Total costs associated with software development for TechRx were $4.5 million in the first quarter of fiscal 2004 versus $3.6 million in the first quarter of fiscal 2003. Approximately $3.4 million of these development costs were capitalized resulting in net development expense associated with TechRx of approximately $1.1 million. TechRx software maintenance expense was $0.4 million in the first quarter of fiscal 2004. In the first quarter of fiscal 2004, development costs capitalized as a percentage of total development costs declined to 71% from 82% in the first quarter of fiscal 2003. We would expect this trend to continue as we roll out new products currently in development.

(In millions)	First Quarter Ended,
	August 29, 2003	August 30, 2002
Total costs associated with software development	$10.8	$8.7
Less: capitalization of internally developed software	(7.7)	(7.1)

Net software development expense	3.1	1.6
Software maintenance expense	2.1	2.5

Total net software expense	$5.2	$4.1

Revenue	$108.9	$100.1
Capitalization as a % of revenue	7.1%	7.1%
Total net software expense as a % of revenue	4.8%	4.1%

Sales, General and Administrative Expense

Sales, general and administrative, or SG&A, expense consists primarily of salaries, wages and expenses relating to sales, marketing, administrative and management employees, employee training costs, and occupancy of leased space directly related to these functions. SG&A expense increased $3.0 million, or 14.9%, to $23.2 million in the first quarter of fiscal 2004 from $20.2 million in the first quarter of fiscal 2003. As a percent of revenue, during the first quarters of fiscal 2004 and 2003, SG&A expense was 21.3% and 20.1%, respectively. The increase was due to increased sales expenses on higher revenue, increased marketing expenses from new product introductions and a step up in corporate costs. We expect that SG&A expense, as a percentage of revenue, will be flat or increase in the remainder of fiscal 2004 due to continued investment in our sales and marketing programs to support the roll out of new products, increased corporate governance expenses, and increases in expenses related to equity compensation programs.

Depreciation and Amortization

Depreciation and amortization expense increased in the first quarter of fiscal 2004 from the first quarter of fiscal 2003 due to increased amortization related to the second step of the TechRx acquisition completed in May 2003 and the roll out of new products. Depreciation and amortization expense will increase in the remainder of fiscal 2004 as newly developed products are placed in service and intangible assets acquired in the TechRx acquisition are amortized.

(In millions)	First Quarter Ended,
	August 29, 2003	August 30, 2002
Depreciation and amortization	$9.3	$7.6
Revenue	$108.9	$100.1
Percent of revenue	8.5%	7.6%

Operating Income

Operating income decreased $0.8 million, or (3.9%), to $19.7 million in the first quarter of fiscal 2004 from $20.5 million in the first quarter of fiscal 2003. Operating income decreased due to Restructuring, impairment and other charges of $1.5 million, increased depreciation and amortization and higher corporate costs.

In the fourth quarter of fiscal 2003, in conjunction with the completion of the TechRx acquisition, we began a review of the entirety of NDCHealth to identify opportunities for increased operational efficiencies. This ongoing review includes an assessment of our organizational structure as well as our physical operating locations. We have taken several actions in the first quarter of fiscal 2004 as a result of this review.

In the Network Services and Systems segment, we have begun to streamline the management organizations of our pharmacy services and systems businesses and the application development organization in our hospital business. In the first step of the streamlining, we have eliminated 16 positions. In connection with this streamlining, we recorded approximately $1.0 million in severance related costs in the first quarter. Approximately $0.1 million of this severance cost was a non-cash charge related to modified stock options. We expect to implement further streamlining changes in the second quarter.

During the first quarter, we made a decision to combine the sales organizations and streamline the development organizations within the Information Management segment. As a result of this reorganization, we have eliminated 28 positions and reduced the size of two locations. Accordingly, we recorded approximately $0.4 million in severance related costs and $0.1 million of expense related to lease terminations in the first quarter. The reorganization of these sales organizations is substantially complete however; we expect to implement further streamlining changes in the second quarter.

Provision for Income Taxes

Our estimated effective tax rate in the first quarter of fiscal 2004 was 37.5% compared to 36% in the first quarter of fiscal 2003. We have increased our estimated effective tax rate for fiscal 2004 as a result of the consolidation of TechRx for tax purposes, and other factors.

Interest and Other Expense

Interest and other expense consists of interest expense, amortization of debt issuance costs and other miscellaneous non-operating expense. As a percent of revenue, during the first quarters of fiscal 2004 and 2003, interest and other expense was 7.1% and 3.2%, respectively. As discussed in Liquidity and Capital Resources below, we completed a refinancing at the end of the second quarter of fiscal 2003. We expect interest expense to be higher in the second quarter of fiscal 2004 versus the second quarter of fiscal 2003 due to the additional debt and higher weighted average interest rates in place in the current fiscal year.

Liquidity and Capital Resources

Payments from our customers are our greatest source of liquidity. Additional sources of liquidity include our credit facility, financing under capital lease arrangements, vendor financing, and issuances of common stock and other instruments. The cash provided by these sources has a variety of uses. Most importantly, we must pay our employees and vendors for the services and materials they supply. Additional uses include, among other things, expenditures for new capital equipment, development of additional products, investments in alliances, acquisitions, payment of taxes, payment of dividends, extension of credit to our customers, and to generally fund our operations.

Our operating cash requirements are generally satisfied with our customer receipts because we receive a higher level of cash from our customers than we expend for payments of salaries and other recurring operating costs. Excess cash that we generate after satisfying all of our continuing operating requirements is shown on our statement of cash flows as Net cash provided by operating activities. This measure takes into account items such as non-cash expenses included in our operating income, cash used to extend credit to our customers, and cash provided by our vendors extending credit to us.

Net cash provided by operating activities was $19.6 million for the first three months of fiscal 2004, an increase of $13.6 million from $6.0 million in the first three months of fiscal 2003. Net income adjusted for non-cash items including Equity in losses of affiliated companies, Restructuring, impairment and other charges, and Depreciation and amortization was $17.1 million in the first three months of fiscal 2004 compared to $19.1 million in the first three months of fiscal 2003. As a result of our acquisition of TechRx, in the first three months of fiscal 2004 we began to recognize the benefit of Net operating loss carry-forwards, or NOLs, previously generated by TechRx of approximately $50 to $60 million. We expect to be able to utilize approximately half of this benefit in fiscal 2004 thereby reducing our cash tax payments by approximately $9 to $11 million in fiscal 2004, positively impacting Net cash provided by operating activities. Utilization of these, and other NOLs related to our continuing operations, allowed us to reduce our cash tax payments by $4.2 million in the first three months of fiscal 2004 compared to $0.3 million in the first three months of fiscal 2003.

The most significant difference in Net cash provided by operating activities in the first three months of fiscal 2004 compared to the first three months of fiscal 2003 was Accounts payable and accrued liabilities. Accounts payable and accrued liabilities provided $2.7 million of cash in the first three months of fiscal 2004 and used $11.3 million of cash in the first three months of fiscal 2003. This difference was the result of management’s increased focus on minimizing working capital requirements. Additionally, Accrued interest on long term debt is an emerging item that significantly impacted operating cash flows in the first three months of fiscal 2004 versus the first three months of fiscal 2003. In November 2002 we completed a refinancing discussed in detail below, which significantly increased our interest expense from the prior year. Because interest payments on the $200 million of senior subordinated notes issued in the refinancing are made on June 1 and December 1 of each year, we had a significant amount of accrued interest on our balance sheet at May 30, 2003. Cash payment of this interest was made in the first quarter of fiscal 2004. Other significant differences between the first three months of fiscal 2004 and the first three months of fiscal 2003 are Accounts receivable, Prepaid expenses and other assets, and Deferred revenue. Collectively, these changes in working capital used $1.2 million of cash in the first three months of fiscal 2004 versus $6.2 million of cash in the first three months of fiscal 2003. Changes in working capital are the result of the timing of receipts from our customers and our payments to vendors, and the timing difference between billing customers for services as required by their contracts and our recognition of related revenue. In our Network Systems and Services segment, our strategy is to market a complete set of solutions rather than individual products that we emphasized in the past. As a result, more of our network contracts are subject to EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables.”

The impact is an increase in Deferred revenue as the customer may remit payment in advance even though revenue is recognized in future periods.

The nature of an information services business is such that it requires a substantial continuing investment in technology equipment and product development in order to expand the business. We are generally able to internally fund these investments from excess cash generated from operations. Additionally, historically we have also expanded our business through acquisitions and strategic investments in other businesses. The cash we use to expand our business is shown as Net cash used in investing activities. Capital expenditures, which reflect our investment in equipment and product development such as software costs discussed above, were $14.0 million in the first three months of fiscal 2004, including $7.7 million in capitalized software costs and $0.7 million in capitalized interest; and $12.9 million in the first three months of fiscal 2003, including $7.1 million in capitalized software costs and $0.2 million in capitalized interest. Capital expenditures were funded from cash from operations in both years. As we continue the roll-out of new products and solutions during fiscal 2004, we will be reducing the capital expenditure run rate. In addition, capital expenditures in the first three months of fiscal 2004 included some costs that we would not expect to repeat. As a result, the level of capital expenditures in the first three months of fiscal 2004 is not indicative of the expected full-year capital expenditure level, which is still expected to be in the $40 to $45 million range, including approximately $28.0 million in capitalized software costs.

We used $4.9 million of cash in the first three months of fiscal 2004 for other investing activities, primarily the payment of transaction costs related to the completion of our acquisition of TechRx at the end of fiscal 2003. During the first three months of fiscal 2003, we used cash totaling $5.1 million for the payment of merger related costs associated with our acquisition of a controlling interest in TechRx at the end of fiscal 2002.

In November 2002, we completed a refinancing that included a new $225 million senior secured credit facility and the issuance of $200 million of 10 1/2% Senior Subordinated Notes due 2012 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. On September 2, 2003 we completed an exchange offer whereby we exchanged $199.9 million of the unregistered notes for substantially identical registered senior subordinated notes. After the closing of the exchange offer, $0.1 million of the unregistered notes remain outstanding.

The $225 million senior secured credit facility consists of a $100 million five-year revolving credit facility and a $125 million six-year term loan. The $100 million revolving credit facility is available for working capital and general corporate purposes and has a variable interest rate based on market rates.

Borrowings under the credit facility are guaranteed by our material domestic subsidiaries. Our obligations under the credit facility are secured by a pledge of the capital stock of our domestic subsidiaries and 66% of the voting stock of our first-tier material foreign subsidiaries. Our obligations are also secured by a perfected lien and security interest in substantially all of our, and such domestic subsidiaries’, tangible and intangible assets. Under certain circumstances, future material subsidiaries will be required to guarantee the credit facility and to secure their guarantees with substantially all of their tangible and intangible property. Similarly, under certain circumstances, we will pledge 66% of the voting stock of our future first-tier foreign subsidiaries to the lenders under the credit facility.

As of August 29, 2003, there were no borrowings outstanding under the revolving credit facility. As of August 29, 2003, $125 million was outstanding under the term loan, which bore interest at a weighted average annual interest rate equal to 6% at such date. The revolving credit facility terminates on November 30, 2007, and the term loan matures on November 30, 2008. Commencing on August 31, 2003, quarterly payments of $1,562,500 are due on the term loan on August 31, November 30, February 28 and May 31 of each year until November 30, 2007, and thereafter quarterly payments of $24,218,750 are due on such dates until maturity on November 30, 2008. Voluntary prepayments of principal amounts outstanding under the term loan are permitted at any time if accompanied by a premium of 2% of the amount of any voluntary prepayment made before November 26, 2003 and 1% of the amount of any voluntary prepayment made before November 26, 2004.

Borrowings under the credit facility bear interest, at our option, at a rate based on either (1) the applicable margin plus the base rate, which is the higher of the per annum rate, which the administrative agent publicly announces from time to time to be its prime lending rate, and the federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, or (2) the applicable margin plus a reserve-adjusted “LIBOR” rate, which shall be not less than 2.00% in the case of term loan borrowings. The applicable margin with respect to term loan borrowings is a percentage per annum equal to 3.00% for base rate borrowings and 4.00% for LIBOR borrowings. The applicable margin with respect to borrowings under the revolving credit facility is a percentage per annum equal to 2.00% for base rate borrowings and 3.00% for LIBOR borrowings. The applicable margin is subject to adjustments based on our financial performance. Under the credit agreement, the interest rate on the term loan will not be less than 6% and there is no cap on the interest rate applicable to the term loan or the revolving credit facility.

With respect to base rate borrowings, interest is payable quarterly on the last business day of each fiscal quarter and interest is calculated based on a 365- or 366-day year, as the case may be, and actual days elapsed. With respect to LIBOR borrowings, we may elect interest periods of 1, 2, 3 or 6 months and interest is payable in arrears at the earlier of the end of an applicable interest period and quarterly. Interest on LIBOR borrowings is calculated based on a 360-day year and actual days elapsed. We also pay customary commitment fees on the daily average unused portion of the credit facility.

The credit facility contains certain financial and non-financial covenants customary for financings of this nature, such as limiting our level of capital expenditures and requiring us to maintain a certain leverage ratio of debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). EBITDA is defined in the credit agreement as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash charges, less minority interest in income and losses. As of August 29, 2003, we were in compliance with all restrictive covenants and expect to remain in compliance in the foreseeable future.

The $200 million senior subordinated notes are our senior unsecured subordinated obligations, will mature on December 1, 2012, and are classified as fixed rate borrowings. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the subsidiary guarantors that guarantee our credit facility. The notes bear interest at a rate of 10 1/2% per year and interest is payable on June 1 and December 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. As of August 29, 2003, the fair market value of the notes was approximately $212.0 million.

We intend to reduce our level of senior debt during fiscal 2004 and 2005, and believe that free cash flow, defined as Net cash provided by operating activities less Capital expenditures and Dividends paid, is a meaningful measure of our ability to generate cash for this use. Free cash flow is not a GAAP measurement and may not be comparable to free cash flow reported by other companies. Free cash flow improved to $4.3 million in the first three months of fiscal 2004 from a deficit of $8.3 million in the first three months of fiscal 2003.

Stock activities provide us an additional source of liquidity. Stock activities are primarily related to the exercises of employee stock options and issuances under the employee stock purchase plan. In the first three months of fiscal 2004, issuance of shares of our common stock generated $0.7 million versus $0.6 million in the first three months of fiscal 2003. Although the issuance of additional shares provides us with liquidity, it results in a dilution of each individual stockholder’s equity. Another use of cash is the payment of dividends, which totaled $1.4 million in the first three months of both fiscal 2004 and 2003.

Discontinued operations used $0.7 million in the first three months of fiscal 2004, primarily in the settling of liabilities, versus $0.3 million in the first three months of fiscal 2003. Net operating loss carry-forwards related to our discontinued operations allowed us to reduce our cash tax payments by $5.3 million in the first three months of fiscal 2003.

We believe that our current level of cash on hand, future cash flows from operations, and our credit facility are sufficient to meet our operating needs in fiscal 2004.

EBITDA

In light of our significant levels of borrowing and interest expense, we believe that EBITDA is a meaningful measure of our operating performance as it is a key measurement related to our debt covenants. EBITDA is defined in our credit agreement as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash charges, less minority interest in income and losses. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to EBITDA reported by other companies. The tables below reconcile EBITDA for the three months ended August 29, 2003 and August 30, 2002 to our results determined under GAAP.

(in thousands)	Three months ended August 29, 2003	Three months ended August 30, 2002
Net income	$7,354	$11,165
Equity in losses of affiliated companies	343	312
Income taxes	4,617	6,458
Interest expense and related costs	8,136	3,071
Depreciation and amortization	9,314	7,609
Amortization of restricted stock	495	765
Other non-cash charges	99	23
Minority interest in losses	(152)	(378)

EBITDA	$30,206	$29,025

Free Cash Flow

In light of our goal of reducing our levels of senior debt and interest expense, we believe that free cash flow is a meaningful measure of our ability to generate cash for the payment of debt. We define free cash flow as net cash provided by operating activities less capital expenditures and dividends paid. Free cash flow is not a GAAP measurement and may not be comparable to free cash flow reported by other companies. The tables below reconcile free cash flow for the three months ended August 29, 2003 and August 30, 2002 to our results determined under GAAP.

(in thousands)	Three months ended August 29, 2003	Three months ended August 30, 2002
Net cash provided by operating activities	$19,619	$6,013
Capital expenditures	(13,950)	(12,902)
Dividends paid	(1,408)	(1,388)

Free cash flow	$4,261	$(8,277)

CAUTIONARY NOTICE REGARDING

NON-GAAP MEASURES AND

FORWARD LOOKING STATEMENTS

The Company believes that EBITDA and free cash flow are additional meaningful measures of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to NDCHealth’s operating and other financial information, as determined under accounting principles generally accepted in the United States of America.

This report contains forward-looking statements. The statements related to the Company’s expected business outlook and the Company’s guidance for fiscal year 2004 are forward-looking statements. In general, forward-looking statements may include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements. Among other things, the Company’s business outlook and the projected results for the remainder of fiscal year 2004 are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control. Some of management’s assumptions that underlie the Company’s forward-looking statements include, among others, assumptions regarding demand for the Company’s products, the cost and timing of product upgrades and new product introductions, gains in market share, industry conditions affecting the Company’s customers, expected pricing levels, expected growth of revenue and net income, the timing and cost of planned capital expenditures, expected outcomes of pending litigation and expected synergies relating to acquisitions, joint ventures and alliances.

Additional factors that could cause results to materially differ from current expectations include, but are not limited to, the following:

•	intense competition could damage our sales and profitability;

•	our substantial indebtedness could adversely affect our financial health;

•	we may lose customers or revenue due to consolidation in the healthcare industry;

•	our profitability could suffer if we are unable to continue our expansion in new and existing markets;

•	defaults in payment or a material reduction in purchases of our products by large customers could have a significant negative impact on our financial condition, results of operations and liquidity;

•	we may spend significant resources developing and promoting new products or solutions that may not meet the demands of our customers;

•	interruptions may occur in some of our information services;

•	proprietary technology protections may not be adequate and proprietary rights may infringe on rights of third parties;

•	recent and future combinations and strategic relationships may not be profitable;

•	complex state and federal regulations could depress the demand for information products or impact the availability to us of certain data, and we could incur redesign costs or be subject to penalties;

•	changes in the United States healthcare environment could have a material negative impact on our revenues;

•	unanticipated changes in our accounting policies may be required because of mandates by standards setting organizations and could have a material impact on our financial statements;

•	we may need additional capital to continue our growth and expansion; and

•	our data suppliers may restrict or modify access to their data.

For further discussion of the factors noted above and other relevant factors, please see the information set forth under the caption “Additional Factors That May Affect Future Performance” in Item 7 of our Annual Report on Form 10-K/A for the fiscal year ended May 30, 2003, which are incorporated herein by this reference.

Forward-looking statements speak only as of the date they are made, and the Company disclaims any obligation to update these statements in light of new information, future events or otherwise. Forward-looking statements are only predictions and are not guarantees of performance.

Item 12. Results of Operations and Financial Condition

On October 1, 2003, NDCHealth Corporation issued a press release announcing financial results for its first fiscal quarter ended August 29, 2003. The full text of the press release is attached as Exhibit 99.1.

The information in this Current Report on Form 8-K, including the exhibit attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless expressly set forth in such future filing that such information is to be considered “filed” or incorporated by reference therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NDCHealth Corporation
(Registrant)

By:	/s/ David H. Shenk
David H. Shenk
Vice President & Corporate Controller
(Chief Accounting Officer)

Date: October 1, 2003